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                                                                EXHIBIT 99.1

                                                                NEWS RELEASE

(KING PHARMACEUTICALS LOGO)                    (DEPOMED LOGO)



Contacts:
James E. Green, Esq.                                  Sylvia Wheeler
King Pharmaceuticals(R), Inc.                         Depomed, Inc.
423-989-8125                                          650-462-5900


                        KING PHARMACEUTICALS AND DEPOMED
                  ANNOUNCE AGREEMENT TO CO-PROMOTE GLUMETZA(TM)

BRISTOL, TENNESSEE AND MENLO PARK, CALIFORNIA -- JUNE 28, 2006 -- King Pharmaceuticals, Inc. (NYSE: KG) and Depomed, Inc. (NASDAQ: DEPO) announced today that they have entered into a co-exclusive agreement to commercialize Depomed's Glumetza(TM) (metformin hydrochloride extended-release tablets) product. Glumetza(TM) is a once-daily extended-release formulation of metformin for the treatment of patients with Type II diabetes that Depomed developed utilizing its proprietary AcuForm(TM) drug delivery technology. Under the terms of the agreement, King will assume responsibility for selling Glumetza(TM) in the United States and Puerto Rico, while Depomed has the right to co-promote the product using its own sales force at some point in the future.

Brian A. Markison, President and Chief Executive Officer of King, stated, "We are extremely pleased to enter into this agreement with Depomed to commercialize Glumetza(TM). This collaboration significantly strengthens our cardiovascular/metabolics portfolio and strategically complements our largest selling product, Altace(R) (ramipril), which is currently the subject of a large, international clinical trial to determine if Altace(R) reduces the risk of the onset of Type II diabetes. We will invest incrementally in sales and marketing as we further leverage our commercial operations platform to launch Glumetza in the third quarter of this year."

According to the terms of the co-promotion agreement, Depomed will book top line revenue and pay King a fee from gross profits, defined as net sales less cost of goods sold and the one percent royalty due Biovail Corporation on the 500 mg tablet. The companies will share all marketing expenses based on an agreed percentage. Depomed will be responsible for the manufacture and distribution of Glumetza(TM), while King will bear all costs related to the utilization of its sales force for the product. A joint commercialization committee formed with representatives from both companies will have responsibility for marketing strategies and tactics.

John W. Fara, Ph.D., Chairman, President and Chief Executive Officer of Depomed added, "The structure of this partnership is ideal, and very important to us as we become a revenue driven company. We have gained access to one of the leading pharmaceutical sales forces and

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commercial organizations in the U.S. while retaining co-promotion rights that will allow us in the future to leverage our experience from this partnership to begin building our own sales team."

Carl Pelzel, Executive Vice President and Chief Operating Officer of Depomed further commented, "King is an excellent partner with a proven track record in commercializing pharmaceutical products in a variety of markets including primary care, endocrinology and other key healthcare markets. We believe their medical products promotion capabilities as well as their vast sales infrastructure are ideal to support the launch and commercialization of Glumetza. Their goals are aligned with ours on the potential of Glumetza and the initiatives required to maximize market penetration and sales growth."

Glumetza(TM) offers once-daily dosing and proven effectiveness in combination with other diabetes drugs. Glumetza(TM) also offers excellent tolerability that allows physicians to more quickly administer a high enough dose to provide glycemic control without significantly increasing the incidence of nausea, diarrhea and other side effects that are sometimes caused by other metformin products.

The agreement also covers the development of combination products, which may be designed with metformin and another complementary drug in a single tablet. The companies recognized the potential of such products and have reserved the option to further negotiate a program within six months.

The U.S. Food and Drug Administration approved Glumetza(TM) for marketing in June 2005. Depomed and King expect to launch the product in the U.S. in the third quarter of this year.

According to NDC Health, the total U.S. market for metformin-based products totaled over $1.4 billion in sales in 2004.

Depomed will host a conference call to discuss today's news at 10:00 a.m. Eastern time. Representatives from King will participate on the call. The call can be accessed live via the internet at:
http://www.shareholder.com/depomedinc/MediaRegister.cfm?MediaID=21093&Header=no

ABOUT GLUMETZA(TM)
Glumetza(TM) is a once-daily, extended-release formulation of metformin HCl indicated as an adjunct to diet and exercise to improve glycemic control in adult patients (18 years and older) with Type 2 diabetes. Glumetza(TM) may be used concomitantly with a sulfonylurea or insulin to improve glycemic control in adults.

Glumetza(TM) is contraindicated in patients with renal disease or renal dysfunction (e.g., as suggested by serum creatinine levels greater than or equal to 1.5 mg/dL in males and greater than or equal to 1.4 mg/dL in females), congestive heart failure, known hypersensitivity to metformin HCl, and acute or chronic metabolic acidosis, including diabetic ketoacidosis with or without coma. As with all metformins, there is a warning regarding lactic acidosis with Glumetza(TM). For


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additional information on the product, please access the package insert at
http://www.depomedinc.com/glumetza_Prescribing_Info.pdf.

ABOUT DIABETES
Diabetes affects an estimated 20 million Americans and its incidence is increasing by approximately one million new cases each year in the U.S. alone. Approximately 90-95% of diabetics suffer from Type 2 diabetes, the most common metabolic disease in the world and the fifth-deadliest disease in the U.S. Diabetes is the leading cause of blindness, end-stage renal disease and non-traumatic loss of limb and can also lead to heart disease, stroke, high blood pressure, kidney disease and other serious conditions. In the U.S., the public health cost of diabetes is more than $130 billion per year.

ABOUT KING PHARMACEUTICALS
King Pharmaceuticals, Inc., headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products. King Pharmaceuticals, Inc., an S&P 500 Index company, seeks to identify promising opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

ABOUT DEPOMED
Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative AcuForm(TM) drug delivery technology to develop novel oral products and improved, extended release formulations of existing oral drugs. AcuForm-based products are designed to provide once daily administration and reduced side effects, improving patient convenience, compliance and pharmacokinetic profiles. ProQuin(R) XR (ciprofloxacin hydrochloride) once daily, extended-release tablets have been approved by the FDA for the treatment of uncomplicated urinary tract infections. In addition, regulatory applications for once daily Glumetza(TM) for the treatment of patients with Type 2 diabetes have been approved in the U.S. and Canada. The company is currently conducting a Phase 3 clinical trial in postherpetic neuralgia with its product, Gabapentin GR. Additional information about Depomed may be found at its web site, www.depomedinc.com.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the anticipated results of the strategic alliance, including its expected effect on King's portfolio of branded products; statements pertaining to King's sales and marketing capabilities; statements pertaining to expected benefits of Glumetza(TM); and statements pertaining to the expected launch date of Glumetza(TM) in the U.S. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on the companies' abilities to carry out their



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respective business plans; dependence on the commercial acceptance of
Glumetza(TM); dependence on Depomed's ability to successfully manufacture Glumetza(TM); dependence on the companies' abilities to successfully market Glumetza(TM); dependence on the availability and cost of raw materials; dependence on compliance with U.S. Food and Drug Administration and other government regulations that relate to King's and Depomed's respective businesses; and dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the first quarter ended March 31, 2006, and Depomed's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the first quarter ended March 31, 2006, which are on file with the U.S. Securities and Exchange Commission. The companies do not undertake to publicly update or revise any of their forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.



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